EXHIBIT 99


                                    For more information, contact
                             Randy Burkhalter, NorAm Energy Corp.
                                                   (713) 654-7502


NorAm Energy Reports 43% Increase in Earnings For 1995


     Houston, TX -- February 7, 1996 -- NorAm Energy Corp. today reported net income, after preferred dividends, of $57.7 million for 1995, up 43% from $40.3 million in 1994. Earnings per share were $0.47 on an average of 123.9 million shares outstanding,

compared to $0.33 on an average of 122.4 million shares

outstanding last year.


     Fourth quarter net income, after preferred dividends, was

$33.0 million, or $0.26 per share, compared to $19.2 million, or

$0.16 per share for the same period last year. Results for fourth quarter 1994 included an expense of $2.1 million or $0.02 per share, related to the settlement of litigation brought against the company by the Resolution Trust Corporation.


     "During 1995, we made a lot of progress toward developing

and implementing our strategic plan and were able to achieve a significant earnings increase and debt reduction for the third consecutive year. We also strengthened our core businesses and developed new profit opportunities. Our progress over the last


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several years was reflected in our stock price, which increased

65% during the year," said Milt Honea, Chairman, President and

Chief Executive Officer.


     For the entire year, weather was 4% colder than 1994 but 2%

warmer than normal. For the fourth quarter, weather was 29%

colder than last year and 6% colder than normal.


     Operating income from the Distribution segment was $178.0

million for 1995 compared to $162.1 million last year. The

increase was due primarily to higher revenues from rate relief in several jurisdictions and increased industrial sales, as well as colder weather.


     Distribution operating income for the fourth quarter

increased 33% to $76.0 million compared to $57.1 million in 1994.

The colder weather accounted for approximately $14.5 million of the increase in income over last year. Increased rates from Arkla and Minnegasco also contributed to the positive variance.


     Distribution throughput for the year increased 10% to 576.2 billion cubic feet (Bcf) from 524.2 Bcf last year, due in large part to increased industrial sales.


     The Trading and Transportation Group, which includes the

company's two interstate pipelines, gathering and wholesale gas and electric marketing, reported operating income of $116.6

million for 1995 compared to $108.1 million last year.



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     Gas marketing sales volumes were up 61% to 512.8 million

MMBtu in 1995 compared to 317.9 million MMBtu in 1994.


     Fourth quarter operating income for the Trading and

Transportation Group was up 32% to $35.6 million from $27.0

million last year. Higher pipeline transportation volumes and margins, primarily from NGT, more than offset the non-recurrence of a $7.0 million benefit resulting from the final approval of two rate cases in 1994.


     "We are pleased with the significant achievements made by

all of our business units. In Distribution, we obtained rate relief in several of our service territories, including weather normalization in Arkansas and final approval of a 1993 rate case in Minnesota. Our Trading and Transportation Group completed a settlement of the NGT rate case, which will yield rates more closely aligned with services offered. In addition to the 61%

increase in sales volumes, NorAm Energy Services made inroads into the southeastern United States with the opening of a

regional office in Miami, Florida. Our NorAm Field Services Group gathered 233 Bcf of natural gas in spite of price sensitive gas quantities shut in by producers early in the year of

approximately 24 Bcf of mid-continent gas," stated Honea.


     "NorAm is also well prepared to take advantage of

opportunities from the eventual unbundling of gas and electric services at the residential and commercial level. Marketing at





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the retail level is an area of increasing emphasis in our

strategic plan and we are working hard to position the company to provide new, unregulated services to our customers," continued

Honea.


     Interest expense has declined each quarter this year and

totaled $157.9 million for 1995 compared to $169.4 million for

1994. The company's strong cash flows and finance initiatives enabled it to retire $85.3 million of debt in 1995 and reduce its embedded cost of debt to 8.8% from 9.2% last year. Interest

expense for the fourth quarter of 1995 was $39.7 million compared to $42.4 million for the same period in 1994.


     "Financial flexibility is a high priority. We were able to refinance some debt this year and significantly reduce interest expense. We expect to do the same in 1996 and 1997 given the current interest rate environment. We are also very confident of our ability not only to continue to reduce debt, but also to invest in the future of the company," said Honea.


     NorAm Energy Corp. (NYSE: NAE), is the nation's third

largest natural gas utility serving nearly 3 million customers through its Entex, Arkla and Minnegasco distribution divisions.

NorAm Energy is also a major natural gas pipeline and energy marketer providing supply, gathering, storage, transportation and wholesale electric services through NorAm Trading and

Transportation Group. This group includes NorAm Gas Transmission,





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Mississippi River Transmission, NorAm Field Services and NorAm

Energy Services. NorAm Energy Management is the company's retail energy supplier, providing total energy portfolios to industrial and large commercial customers.

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